M&T BANK CORPORATION

2019 EQUITY INCENTIVE COMPENSATION PLAN

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DIRECTORS’ RESTRICTED STOCK UNIT AWARD AGREEMENT

M&T Bank Corporation (the “Company”) hereby grants to the Grantee the number of Restricted Stock Units provided below (the “Restricted Stock Unit Award”). The Restricted Stock Unit Award is made pursuant to the M&T Bank Corporation 2019 Equity Incentive Compensation Plan (the “Plan”) and is subject to the terms and conditions of the Plan and this Directors’ Restricted Stock Unit Award Agreement (the “Agreement”). Capitalized terms used in the Agreement without definition have the meanings given to them in the Plan.

GRANTEE:

DATE OF GRANT:

RESTRICTED STOCK UNITS:

Vesting.   The Restricted Stock Units are fully vested and nonforfeitable on the Date of Grant.

Settlement.  No later than December 31 following the Date of Grant, each Restricted Stock Unit shall be settled and the Company shall transfer to the Grantee one share of Common Stock for each Restricted Stock Unit, subject to tax withholding requirements, if any, in accordance with Article 14 of the Plan. The Grantee hereby agrees to sign such other powers and take such other actions as the Company may reasonably request to accomplish the settlement and transfer.

Stock Certificates. The Grantee hereby acknowledges that the Common Stock issued with respect to a Restricted Stock Unit upon its settlement may be held in book entry form on the books of Registrar and Transfer Company (or another institution specified by the Company).

Rights as Stockholder. The Grantee acknowledges and agrees that, with respect to the Restricted Stock Units, he or she has no voting rights with respect to the Company unless and until such Restricted Stock Units are settled in Common Stock. Upon and following the settlement of Restricted Stock Units and the transfer of Common Stock, the Grantee shall be the record owner of the Common Stock issued to him or her, unless and until such Common Stock is sold or otherwise disposed of, and, as record owner, shall be entitled to all rights of a stockholder of the Company holding such Common Stock, including, without limitation, voting rights, if any, with respect to such Common Stock.

No Employment. Neither the Restricted Stock Unit Award evidenced by the Agreement nor any term or provision of the Agreement or Plan shall constitute, or be evidence of, any understanding, express or implied, on the part of the Company or any of its Affiliates to employ the Grantee for any period.

Non-transferability. Restricted Stock Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated other than by will or by the laws of descent and distribution.  The Agreement shall bind and inure to the benefit of successors and assigns of the Company.

Share Trading Policies. Any shares of Common Stock transferred with respect to the settlement of a Restricted Stock Unit shall be subject to any applicable share trading polices and other policies that may be implemented from time to time by the Company’s Board of Directors (the “Board”), or a committee thereof, and that are communicated to the Grantee by the Company prior to or upon the settlement of the Restricted Stock Unit Award.

Entire Agreement. The Plan is incorporated herein by reference, but the terms of the Plan shall not be considered an enlargement of any benefits under the Agreement. The Agreement and Plan constitute the entire agreement and understanding of the parties with respect to the Restricted Stock Unit Award. In addition, the Restricted Stock Unit Award is subject to any rules and regulations promulgated by the Board or a committee thereof.

Governing Law. The validity, construction, interpretation and enforceability of the Agreement shall be determined and governed by the laws of the State of New York without giving effect to the principles of conflicts of laws.

Section 409A. The Restricted Stock Unit Award is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code.  Notwithstanding any provision to the contrary herein, payments made with respect to this Restricted Stock Unit Award may only be made in a manner and upon an event permitted by Section 409A of the Code.  To the extent that any provision of the Agreement would cause a conflict with the requirements of Section 409A of the Code, or would cause the administration of this Restricted Stock Unit Award to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law.  In no event shall a Grantee, directly or indirectly, designate the calendar year of payment.  Any payment that is to be made within a specified time period under the Agreement may be made at such other date as may be permitted by Section 409A with respect to such payment.

Headings. The headings in the Agreement are for convenience only and are not intended to define or limit the construction of the provisions hereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed on its behalf effective as of the Date of Grant.

M&T BANK CORPORATION

By:_____________________